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                                                                     EXHIBIT 5.1

                               February 22, 1999


Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, CA 94303

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     As General Counsel of Greater Bay Bancorp (the "Company"), at your request, I have examined the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 1,568,585 shares of common stock, no par value, of the Company (the "Shares") issuable in connection with the Agreement and Agreement of Reorganization, dated as of January 26, 1999, between the Company and Bay Area Bancshares (the "Agreement").

     I have examined such instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

     Based upon the foregoing and the other assumptions contained herein, it is the opinion of the undersigned that the Shares issuable by the Company pursuant to the Agreement will be, when issued and delivered in accordance with the Agreement and the Registration Statement, duly authorized, validly issued, fully paid and non-assessable.

     This opinion is further subject to the following assumptions: (i) the consideration for the shares of Common Stock to be issued pursuant to the Agreement will be received prior to the issuance thereof, (ii) the shares of Common Stock to be issued pursuant to the Agreement will be issued in accordance with the terms of the Agreement, (iii) the Registration Statement will become effective under the Securities Act prior to the issuance of any shares of Common Stock under the Agreement and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or be pending before the
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SEC, and (iv) the issuance of shares of Common Stock pursuant to the Agreement will comply with the securities laws of each state or jurisdiction applicable thereto (other than the Securities Act).

     This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related document, nor is it to be filed with or furnished to any government agency or other person, without my prior written consent.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement which is being filed by the Company in connection with the registration of the aforementioned Shares under the Securities Act.

                               Very truly yours,

                               /s/ Linda M. Iannone
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                               Linda M. Iannone
                               General Counsel